Exhibit 99.1
MALIBU BOATS, INC. ANNOUNCES RECORD THIRD QUARTER FISCAL 2022 RESULTS
Loudon, TN, May 10, 2022 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the third quarter ended March 31, 2022.
Fiscal Third Quarter 2022 Highlights Compared to Fiscal Third Quarter 2021:
•Net sales increased 26.0% to a record $344.3 million
•Unit volume increased 4.4% to a record 2,562 units
•Gross profit increased 34.8% to a record $97.1 million
•Net income increased 56.1% to a record $54.8 million
•Adjusted EBITDA increased 39.9% to a record $79.8 million
•Net income available to Class A Common Stock per share (diluted) increased 55.9% to a record $2.51 per share
•Adjusted fully distributed net income per share increased 43.4% to a record $2.61 per share on a fully distributed weighted average share count of 21.6 million shares of Class A Common Stock
“Our record-setting pace continues with yet another outstanding quarter with net sales growing 26.0%, net income rising 56.1% and Adjusted EBITDA increasing 39.9% compared to the prior year. Led by our operational excellence, we were able to ship more units than anticipated, in spite of the persistent supply chain challenges across the industry. At the same time, our M&A strategy proved to be a competitive advantage. With the addition of Malibu Electronics, we were able to expand our vertical integration model, providing tremendous support for our brands and manufacturing prowess, allowing us to, once again, outperform versus the competition,” commented Jack Springer, Chief Executive Officer of Malibu Boats, Inc.
“Across the board, ASPs remain elevated, led by strong consumer demand for larger, feature-rich boats. This in combination with our operational excellence has resulted in margin expansion for our business over the quarter, positioning us well to offset inflationary pressures as we move to the final months of the fiscal year. As always, we remain focused on executing our proven strategy, and look to continue to drive industry-leading growth, profitability and long-term value for our shareholders,” continued Mr. Springer.
Fiscal Third Quarter 2022 Results (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
	(Dollars In Thousands)
Net Sales	$344,287	$273,162	$861,671	$649,793
Gross Profit	$97,121	$72,028	$220,424	$167,258
Gross Profit Margin	28.2%	26.4%	25.6%	25.7%
Net Income	$54,833	$35,135	$113,745	$79,320
Net Income Margin	15.9%	12.9%	13.2%	12.2%
Adjusted EBITDA	$79,768	$57,023	$172,628	$132,483
Adjusted EBITDA Margin	23.2%	20.9%	20.0%	20.4%
Net sales for the three months ended March 31, 2022 increased $71.1 million, or 26.0%, to $344.3 million as compared to the three months ended March 31, 2021. The increase in net sales was driven primarily by year over year price increases, a favorable model mix and increased unit volumes primarily in our Malibu and Cobalt segments. We recognized an increase in net sales across all three segments and increase in volumes at our Malibu and Cobalt segments during the three months ended March 31, 2022. Unit volume for the three months ended

Exhibit 99.1
March 31, 2022, increased 108 units, or 4.4%, to 2,562 units as compared to the three months ended March 31, 2021. Our unit volume increased primarily due to strong demand at our Malibu and Cobalt segments.
Net sales attributable to our Malibu segment increased $40.8 million, or 29.6%, to $178.8 million for the three months ended March 31, 2022, compared to the three months ended March 31, 2021. Unit volumes attributable to our Malibu segment increased 72 units for the three months ended March 31, 2022, compared to the three months ended March 31, 2021. The increase in net sales was driven by year over year price increases, a favorable model mix and increased volume.
Net sales attributable to our Saltwater Fishing segment increased $13.8 million, or 17.2%, to $93.7 million, for the three months ended March 31, 2022, compared to the three months ended March 31, 2021. Unit volume decreased 14 units for the three months ended March 31, 2022 compared to the three months ended March 31, 2021. The increase in net sales was driven primarily by year over year price increases and favorable model mix, partially offset by a decrease in volumes due to production of larger, more complex boats.
Net sales attributable to our Cobalt segment increased $16.5 million, or 30.0%, to $71.8 million for the three months ended March 31, 2022, compared to the three months ended March 31, 2021. Unit volumes attributable to Cobalt increased 50 units for the three months ended March 31, 2022 compared to the three months ended March 31, 2021. The increase in net sales was driven by year over year price increases, increased volume, a favorable model mix.
Overall consolidated net sales per unit increased 20.7% to $134,382 per unit for the three months ended March 31, 2022, compared to the three months ended March 31, 2021. Net sales per unit for our Malibu segment increased 23.2% to $122,732 per unit for the three months ended March 31, 2022, compared to the three months ended March 31, 2021, driven by year over year price increases and a favorable model mix. Net sales per unit for our Saltwater Fishing segment increased 20.2% to $169,980 per unit for the three months ended March 31, 2022 driven by year over year price increases and a favorable mix of models. Net sales per unit for our Cobalt segment increased 18.2% to $129,617 per unit for the three months ended March 31, 2022, compared to the three months ended March 31, 2021, driven by year over year price increases and a favorable model mix.
Cost of sales for the three months ended March 31, 2022 increased $46.0 million, or 22.9%, to $247.2 million as compared to the three months ended March 31, 2021. The increase in cost of sales was driven by higher costs related to higher net sales in all our segments, increased prices due to supply chain disruptions and inflationary pressures that have impacted prices on parts and components. In the Malibu segment, higher per unit material and labor costs contributed $20.8 million to the increase in cost of sales and were driven by an increased mix of larger products that corresponded with higher net sales per unit. Within our Saltwater Fishing segment, higher per unit material and labor costs contributed $9.4 million to the increase in cost of sales and were driven by an increased mix of larger products that corresponded with higher net sales per unit. In the Cobalt segment, higher per unit material and labor costs contributed $11.8 million to the increase in cost of sales and were driven by an increased mix of larger products that corresponded with higher net sales per unit.
Gross profit for the three months ended March 31, 2022 increased $25.1 million, or 34.8%, to $97.1 million compared to the three months ended March 31, 2021. The increase in gross profit was driven primarily by higher sales revenue partially offset by the increased cost of sales for the reasons noted above. Gross margin for the three months ended March 31, 2022 increased 180 basis points from 26.4% to 28.2% driven primarily by a favorable mix of models that corresponded with higher net sales per unit.
Selling and marketing expenses for the three months ended March 31, 2022 increased $2.1 million, or 45.1% to $6.8 million compared to the three months ended March 31, 2021. The increase was driven primarily by increased travel and promotional events and increased compensation and personnel-related expenses. As a percentage of sales, selling and marketing expenses increased 30 basis points to 2.0% for the three months ended March 31, 2022 compared to 1.7% for the three months ended March 31, 2021. General and administrative expenses for the three months ended March 31, 2022 decreased $1.3 million, or 6.9%, to $17.1 million as compared to the three months ended March 31, 2021 driven primarily by a decrease in compensation and personnel-related expenses and a decrease in professional fees offset by an increase in information technology infrastructure expenses and travel. As a percentage of sales, general and administrative expenses decreased 170 basis points to 5.0% for the three months

Exhibit 99.1
ended March 31, 2022 compared to 6.7% for the three months ended March 31, 2021. Amortization expense for the three months ended March 31, 2022 decreased $0.4 million, or 19.7% to $1.7 million compared to the three months ended March 31, 2021. The decrease is due to a decrease of amortization expense related to fully amortized intangibles.
Operating income for the third quarter of fiscal year 2022 increased to $71.5 million from $46.9 million in the third quarter of fiscal year 2021. Net income for the third quarter of fiscal year 2022 increased 56.1% to $54.8 million from $35.1 million and net income margin increased to 15.9% from 12.9% in the third quarter of fiscal year 2021. Adjusted EBITDA in the third quarter of fiscal year 2022 increased 39.9% to $79.8 million from $57.0 million, while Adjusted EBITDA margin increased to 23.2% from 20.9% in the third quarter of fiscal year 2021.
Fiscal 2022 Guidance
For the fiscal full year 2022, Malibu anticipates revenue growth in the 28% to 29% range year-over-year and Adjusted EBITDA margins approaching 20.5%.
The Company has not provided reconciliations of guidance for Adjusted EBITDA margin, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include acquisition and integration related expenses, costs related to the Company’s vertical integration initiatives and litigation expenses that are difficult to predict in advance in order to include in a GAAP estimate.
Conference Call and Webcast
The Company will host a webcast and conference call to discuss third quarter of fiscal year 2022 results on Tuesday, May 10, 2022, at 8:30 a.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (855) 433-0928 or (484) 756-4263 and using Conference ID #7067824. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the Company’s website for twelve months.
About Malibu Boats, Inc.
Based in Loudon, Tennessee, Malibu Boats, Inc. (MBUU) is a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport, sterndrive and outboard boats. Malibu Boats, Inc. is the market leader in the performance sport boat category through its Malibu and Axis boat brands, the leader in the 20’ - 40’ segment of the sterndrive boat category through its Cobalt brand, and in a leading position in the saltwater fishing boat market with its Pursuit and Cobia offshore boats and Pathfinder, Maverick, and Hewes flats and bay boat brands. A pre-eminent innovator in the powerboat industry, Malibu Boats, Inc. designs products that appeal to an expanding range of recreational boaters, fisherman and water sports enthusiasts whose passion for boating is a key component of their active lifestyles. For more information, visit www.malibuboats.com, www.axiswake.com, www.cobaltboats.com, www.pursuitboats.com, or www.maverickboatgroup.com.
Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission: Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Fully Distributed Net Income and Adjusted Fully Distributed Net Income per Share. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring or non-operating expenses, including certain professional fees, acquisition and integration-

Exhibit 99.1
related expenses and non-cash compensation expense. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of net income as determined by GAAP. Management believes Adjusted EBITDA and Adjusted EBITDA Margin allow investors to evaluate our operating performance and compare our results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of core operating performance. Management uses Adjusted EBITDA to assist in highlighting trends in our operating results without regard to our financing methods, capital structure, and non-recurring or non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring or non-cash items, (iii) assuming the exchange of all LLC units into shares of Class A Common Stock, which results in the elimination of non-controlling interest in Malibu Boats Holdings, LLC (the "LLC"), and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc., before non-recurring or non-cash items and the effects of non-controlling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash or non-recurring items, and eliminates the variability of non-controlling interest as a result of member owner exchanges of LLC units into shares of Class A Common Stock. In addition, because Adjusted Fully Distributed Net Income is susceptible to varying calculations, the Adjusted Fully Distributed Net Income measures, as presented in this release, may differ from and may, therefore, not be comparable to similarly titled measures used by other companies.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and the numerator and denominator for our net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per share of Class A Common Stock is provided under "Reconciliation of Non-GAAP Financial Measures".
Cautionary Statement Concerning Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes statements in this press release regarding our expectations for fiscal year 2022; our expectations for opportunities for growth and demand for our products, including beyond calendar year 2022; and our ability to continue to deliver value for our shareholders.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: the effects of the COVID-19 pandemic on us; general industry, economic and business conditions; our ability to grow our business through acquisitions and integrate such acquisitions to fully realize their expected benefits, including our recent acquisitions of AmTech, LLC and Maverick Boat Group; our reliance on our network of independent dealers and increasing competition for dealers; our large fixed cost base; intense competition within our industry; increased consumer preference for used boats or the supply of new boats by competitors in excess of demand; the successful introduction of new products; our ability to execute our manufacturing strategy successfully; the success of our engines integration strategy; and other factors affecting us detailed from time to time in our filings with the

Exhibit 99.1
Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Malibu Boats, Inc.
Wayne Wilson
Chief Financial Officer
(865) 458-5478
InvestorRelations@MalibuBoats.com

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Net sales	$344,287	$273,162	$861,671	$649,793
Cost of sales	247,166	201,134	641,247	482,535
Gross profit	97,121	72,028	220,424	167,258
Operating expenses:
Selling and marketing	6,773	4,667	17,548	12,280
General and administrative	17,129	18,402	49,207	45,092
Amortization	1,682	2,094	5,257	5,142
Operating income	71,537	46,865	148,412	104,744
Other expense, net:
Other income, net	(10)	(7)	(33)	(29)
Interest expense	650	796	1,990	1,797
Other expense, net	640	789	1,957	1,768
Income before provision for income taxes	70,897	46,076	146,455	102,976
Provision for income taxes	16,064	10,941	32,710	23,656
Net income	54,833	35,135	113,745	79,320
Net income attributable to non-controlling interest	1,955	1,339	4,032	3,206
Net income attributable to Malibu Boats, Inc.	$52,878	$33,796	$109,713	$76,114

Comprehensive income:
Net income	$54,833	$35,135	$113,745	$79,320
Other comprehensive income (loss):
Change in cumulative translation adjustment	711	(262)	14	1,790
Other comprehensive income (loss)	711	(262)	14	1,790
Comprehensive income	55,544	34,873	113,759	81,110
Less: comprehensive income attributable to non-controlling interest	1,980	1,329	4,032	3,282
Comprehensive income attributable to Malibu Boats, Inc.	$53,564	$33,544	$109,727	$77,828

Weighted average shares outstanding used in computing net income per share:
Basic	20,777,512	20,799,405	20,843,040	20,722,339
Diluted	20,982,873	21,032,360	21,097,502	20,939,927
Net income available to Class A Common Stock per share:
Basic	$2.54	$1.62	$5.26	$3.67
Diluted	$2.51	$1.61	$5.20	$3.63

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share data)

	March 31, 2022	June 30, 2021
Assets
Current assets
Cash	$56,966	$41,479
Trade receivables, net	49,118	49,844
Inventories, net	164,390	116,685
Prepaid expenses and other current assets	7,462	4,775
Total current assets	277,936	212,783
Property, plant and equipment, net	160,778	132,913
Goodwill	101,347	101,033
Other intangible assets, net	230,100	235,363
Deferred tax asset	42,531	48,022
Other assets	11,268	12,670
Total assets	$823,960	$742,784
Liabilities
Current liabilities
Current maturities of long-term obligations	$73,406	$4,250
Accounts payable	61,608	45,992
Accrued expenses	83,933	77,179
Income taxes and tax distribution payable	2,752	3,209
Payable pursuant to tax receivable agreement, current portion	3,773	3,773
Total current liabilities	225,472	134,403
Deferred tax liabilities	28,159	27,869
Other liabilities	12,374	15,892
Payable pursuant to tax receivable agreement, less current portion	44,441	44,441
Long-term debt	46,375	139,025
Total liabilities	356,821	361,630

Stockholders' Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 20,503,058 shares issued and outstanding as of March 31, 2022; 20,847,019 issued and outstanding as of June 30, 2021	203	207
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 10 shares issued and outstanding as of March 31, 2022; 10 shares issued and outstanding as of June 30, 2021	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of March 31, 2022 and June 30, 2021	—	—
Additional paid in capital	85,568	111,308
Accumulated other comprehensive loss	(1,625)	(1,639)
Accumulated earnings	373,265	263,552
Total stockholders' equity attributable to Malibu Boats, Inc.	457,411	373,428
Non-controlling interest	9,728	7,726
Total stockholders’ equity	467,139	381,154
Total liabilities and stockholders' equity	$823,960	$742,784

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA (Unaudited):
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and presentation of Net Income Margin and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Net income	$54,833	$35,135	$113,745	$79,320
Provision for income taxes	16,064	10,941	32,710	23,656
Interest expense	650	796	1,990	1,797
Depreciation	4,848	4,130	14,379	11,215
Amortization	1,682	2,094	5,257	5,142
Professional fees [1]	—	948	—	3,186
Acquisition and integration related expenses [2]	—	1,530	—	4,107
Stock-based compensation expense [3]	1,691	1,449	4,547	4,060
Adjusted EBITDA	$79,768	$57,023	$172,628	$132,483
Net Sales	$344,287	$273,162	$861,671	$649,793
Net Income Margin [4]	15.9%	12.9%	13.2%	12.2%
Adjusted EBITDA Margin [4]	23.2%	20.9%	20.0%	20.4%

(1)	For the three and nine months ended March 31, 2021, represents legal and advisory fees related to our litigation with Skier's Choice, Inc.
(2)
For the three and nine months ended March 31, 2021, represents legal and advisory fees incurred in connection with our acquisition of Maverick Boat Group on December 31, 2020. Integration related expenses for the three and nine months ended March 31, 2021, include post-acquisition adjustments to cost of goods sold of $0.9 million for the fair value step up of inventory acquired from Maverick Boat Group, which was sold during the third quarter of fiscal 2021.

(3)	Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(4)	We calculate net income margin as net income divided by net sales and we define adjusted EBITDA margin as adjusted EBITDA divided by net sales.

Exhibit 99.1
Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income (Unaudited):
The following table shows the reconciliation of the numerator and denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented (in thousands except share and per share data):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Reconciliation of numerator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Net income attributable to Malibu Boats, Inc.	$52,878	$33,796	$109,713	$76,114
Provision for income taxes	16,064	10,941	32,710	23,656
Professional fees [1]	—	948	—	3,186
Acquisition and integration related expenses [2]	1,641	3,170	4,995	7,894
Stock-based compensation expense [3]	1,691	1,449	4,547	4,060
Net income attributable to non-controlling interest [4]	1,955	1,339	4,032	3,206
Fully distributed net income before income taxes	74,229	51,643	155,997	118,116
Income tax expense on fully distributed income before income taxes [5]	17,666	12,187	37,127	27,875
Adjusted fully distributed net income	$56,563	$39,456	$118,870	$90,241

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Reconciliation of denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Weighted average shares outstanding of Class A Common Stock used for basic net income per share:	20,777,512	20,799,405	20,843,040	20,722,339
Adjustments to weighted average shares of Class A Common Stock:
Weighted-average LLC units held by non-controlling unit holders [6]	600,919	643,292	600,919	686,407
Weighted-average unvested restricted stock awards issued to management [7]	268,387	231,165	246,737	206,406
Adjusted weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income per Share of Class A Common Stock:	21,646,818	21,673,862	21,690,696	21,615,152

Exhibit 99.1

The following table shows the reconciliation of net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Net income available to Class A Common Stock per share	$2.54	$1.62	$5.26	$3.67
Impact of adjustments:
Provision for income taxes	0.77	0.53	1.57	1.14
Professional fees [1]	—	0.04	—	0.15
Acquisition and integration related expenses [2]	0.08	0.15	0.24	0.38
Stock-based compensation expense [3]	0.08	0.07	0.22	0.20
Net income attributable to non-controlling interest [4]	0.09	0.06	0.19	0.15
Fully distributed net income per share before income taxes	3.56	2.47	7.48	5.69
Impact of income tax expense on fully distributed income before income taxes [5]	(0.85)	(0.59)	(1.78)	(1.34)
Impact of increased share count [8]	(0.10)	(0.06)	(0.22)	(0.18)
Adjusted Fully Distributed Net Income per Share of Class A Common Stock	$2.61	$1.82	$5.48	$4.17

(1)	For the three and nine months ended March 31, 2021, represents legal and advisory fees related to our litigation with Skier's Choice, Inc.
(2)
For the three and nine months ended March 31, 2022, represents amortization of intangibles acquired in connection with the acquisitions of Maverick Boat Group, Pursuit and Cobalt. For the three and nine months ended March 31, 2021, represents, legal and advisory fees incurred in connection with the acquisition of Maverick Boat Group and the amortization of intangibles acquired in connection with the acquisitions of Maverick Boat Group, Pursuit and Cobalt.

(3)	Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(4)	Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock.
(5)
Reflects income tax expense at an estimated normalized annual effective income tax rate of 23.8% and 23.6% of income before income taxes for the three and nine month periods ended March 31, 2022 and 2021, respectively, assuming the conversion of all LLC Units into shares of Class A Common Stock. The estimated normalized annual effective income tax rate for fiscal year 2022 is based on the federal statutory rate plus a blended state rate adjusted for the research and development tax credit, the foreign derived intangible income deduction, and foreign income taxes attributable to our Australian subsidiary.

(6)	Represents the weighted average shares outstanding of LLC Units held by non-controlling interests assuming they were exchanged into Class A Common Stock on a one-for-one basis.
(7)	Represents the weighted average unvested restricted stock awards included in outstanding shares during the applicable period that were convertible into Class A Common Stock and granted to members of management.
(8)	Reflects impact of increased share counts assuming the exchange of all weighted average shares outstanding of LLC Units into shares of Class A Common Stock and the conversion of all weighted average unvested restricted stock awards included in outstanding shares granted to members of management.